Columbia ETF Trust I

Investment Management Services Fee Waiver Agreement

for Columbia Diversified Fixed Income Allocation ETF

This Investment Management Services Fee Waiver Agreement for Columbia Diversified Fixed Income Allocation Fund (the “Agreement”) is made as of September 20, 2017 by and between Columbia Management Investment Advisers, LLC (the Investment Manager) and Columbia ETF Trust I (the Trust), on behalf of its series Columbia Diversified Fixed Income Allocation ETF (the Fund).

WHEREAS, the Trust, on behalf of the Fund, and the Investment Manager have entered into the Investment Management Services Agreement (IMS Agreement), dated September 20, 2017, pursuant to which the Investment Manager provides investment management services;

WHEREAS, pursuant to the IMS Agreement, the Fund agrees to pay to the Investment Manager a unitary fee of 0.28%;

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

The unitary fee of 0.28% will be waived in its entirety by the Investment Manager for a period of 90 calendar days commencing from the availability of Fund shares to the public, which is expected to be October 12, 2017, and, therefore, ending on January 9, 2018.

This Agreement may not be assigned by the Investment Manager without prior consent of the Trust. This Agreement shall automatically terminate upon the termination of the IMS Agreement or, with respect to the Fund, in the event of merger or liquidation of the Fund. The Agreement may be terminated at any time by the Board of Trustees of the Trust, but may not be terminated by the Investment Manager during the term of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first indicated above.

COLUMBIA ETF TRUST I

By:	/s/ Christopher O. Petersen
Name: Christopher O. Petersen
Title: President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name: Amy K. Johnson
Title: Global Head of Operations